  Exhibit (a)(1)(iv)
Offer to Purchase for Cash
by
Truett-Hurst, Inc.
Up to 1,000,000 Shares of Its Common Stock
at a Cash Purchase Price of  $2.40 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 11, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

January 14, 2019
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Truett-Hurst, Inc., a Delaware corporation (“Truett-Hurst”), has appointed us to act as Information Agent in connection with its offer to purchase for cash up to 1,000,000 shares of its Class A common stock, $0.001 par value per share (the “Shares”), including Shares issued upon exchange of limited liability company interests of H.D.D., LLC (the “LLC” and such limited liability company interests, the “LLC Units”), at a price of  $2.40 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 14, 2019 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.
Upon the terms and subject to the conditions of the Offer, if up to 1,000,000 Shares are properly tendered and not properly withdrawn, Truett-Hurst will buy all Shares properly tendered and not properly withdrawn. Only Shares properly tendered prior to the Expiration Date and not properly withdrawn will be purchased in the Offer, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. Truett-Hurst reserves the right, in its sole discretion, to change the per Share purchase price and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), Truett-Hurst may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.
Truett-Hurst reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.
On the terms and subject to the conditions of the Offer, if more than 1,000,000 Shares (or such greater number of Shares as Truett-Hurst may choose to purchase, subject to applicable law), have been properly tendered and not properly withdrawn before the Expiration Date, Truett-Hurst will purchase properly tendered Shares (including Shares issued upon exchange of LLC Units) on the basis set forth below:
•
first, it will purchase all Odd Lots of less than 100 Shares from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holders will not qualify for this preference); and

•
second, after purchasing all the Odd Lots that were properly tendered, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, Truett-Hurst will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered (including Shares issued upon exchange of LLC Units) by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased. See Section 1, Section 3 and Section 5 of the Offer to Purchase.
The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.
For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
The Offer to Purchase;

2.
The Letter of Transmittal for your use and for the information of your clients;

3.
Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

4.
A letter to clients that you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.
A return envelope addressed to American Stock Transfer & Trust Company, LLC, as Depositary for the Offer.

The SPECIAL COMMITTEE OF TRUETT-HURST’s Board, COMPRISED OF INDEPENDENT DIRECTORS, believes that the Offer taken as a whole is procedurally and substantively fair to truett-hurst’s STOCKHOLDERS, INCLUDING the unaffiliated STOCKholders of the Company. THIS DETERMINATION WAS BASED ON SEVERAL FACTORS, INCLUDING THE Fairness OPINION OF mht Securities lp (“MHT”). HOWEVER, NONE OF Truett-hurst, THE MEMBERS OF ITS BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, MHT, D.F. King & Co., Inc., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR American Stock Transfer & Trust Company, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER truett-hurst NOR ANY MEMBER OF its BOARD OF DIRECTORS, THE SPECIAL COMMITTEE, MHT, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING truett-hurst’s REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FEBRUARY 11, 2019, UNLESS THE OFFER IS EXTENDED.
For Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such Shares, confirmation of book-entry credited to the in-house ledger by the Company or confirmation of any book-entry transfer into the Depositary’s account at DTC of Shares tendered by book-entry transfer pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 12:00 midnight, New York City time, at the end of the day on February 11, 2019 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase or (2) stockholders whose certificates for Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete, duly execute and deliver the Notice of Guaranteed Delivery to the Depositary pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
Truett-Hurst will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Information Agent, as described in Section 16 of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Truett-Hurst will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Truett-Hurst, the Information Agent or the Depositary for purposes of the Offer. Truett-Hurst will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Shares except as otherwise provided in the Offer to Purchase or Instruction 6 in the Letter of Transmittal.
Any questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, D.F. King & Co., Inc., at (888) 626-0988.
Very truly yours,
D.F. King & Co., Inc.
NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF TRUETT-HURST, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.